Exhibit 12.1

BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

	Six Months Ended June 30,
	2009		2008

Earnings:

Income before income taxes	$1,127		$1,310

Add:
Interest and other fixed charges, excluding capitalized interest	335	a	274

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	136		137

Distributed income of investees accounted for under the equity method	3		2

Amortization of capitalized interest	3		2

Less: Equity in earnings of investments accounted for
under the equity method	3		7

Total earnings available for fixed charges	$1,601		$1,718

Fixed charges:

Interest and fixed charges	$344	a	$283

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	136		137

Total fixed charges	$480		$420

Ratio of earnings to fixed charges	3.34x		4.09x

a Includes a net $32 million loss for terminated interest rate hedges (see Note 2 to the Consolidated Financial Statements).

Form 10-Q

E-2